Exhibit 99.2

Fibrocell Announces Convertible Preferred Stock Financing
for $8.0 Million

EXTON, PA - March 7, 2017 - Fibrocell Science, Inc. (NASDAQ: FCSC), a gene therapy company focused on transformational autologous cell-based therapies for skin and connective tissue diseases, today announced that it has entered into a securities purchase agreement with certain of its existing investors for the sale of $8.0 million of the Company’s Series A Convertible Preferred Stock (Preferred Stock) and accompanying common stock warrants (Warrants).

Fibrocell has agreed to sell an aggregate of 8,000 units (Units) for a purchase price of $1,000 per Unit, with each Unit consisting of (i) one share of Preferred Stock with an initial stated value of $1,000 convertible into shares of the Company’s common stock (Common Stock) at a conversion price of $0.7757, and (ii) Warrants to purchase 10,313,263 shares of Common Stock (the Offering). Each Warrant will have an exercise price of $0.84591 per share, will be exercisable six months after the date of issuance and will expire five years from the original issue date.

Fibrocell intends to use the net proceeds of approximately $7.7 million from the Offering for the continued clinical and pre-clinical development of its product candidates and for other general corporate purposes.

The Offering will be made under Fibrocell’s effective shelf registration statement (File No. 333-209077) declared effective by the U.S. Securities and Exchange Commission (SEC) on February 9, 2016. Fibrocell will file a prospectus supplement with the SEC for the Offering. When available, the prospectus supplement and accompanying base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained by visiting the EDGAR database on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Fibrocell

Fibrocell is an autologous cell and gene therapy company translating personalized biologics into medical breakthroughs for diseases affecting the skin and connective tissue. Fibrocell’s most advanced product candidate, FCX-007, has begun a Phase I/II trial for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). Fibrocell is in pre-clinical development of FCX-013, its product candidate for the treatment of linear scleroderma. In addition, Fibrocell has a third program in the research phase for the treatment of arthritis and related conditions. Fibrocell’s gene-therapy portfolio is being developed in collaboration with Intrexon Corporation (NYSE: XON), a leader in synthetic biology. For more information, visit www.fibrocell.com or follow Fibrocell on Twitter at @Fibrocell.

Trademarks

Fibrocell, the Fibrocell logo, Fibrocell Science and LAVIV® are trademarks of Fibrocell Science, Inc. and/or its affiliates. All other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains, and Fibrocell’s officers and representatives may from time to time make, statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements that are not historical facts are hereby identified as forward-looking statements for this purpose and include, among others, statements relating to the completion of the Offering and the use of proceeds from the Offering.

Forward-looking statements are based upon management’s current expectations and assumptions and are subject to a number of risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated herein including, among others: the satisfaction of the conditions of the closing of the Offering, market conditions, Fibrocell’s use of the proceeds from the Offering and the risks, uncertainties and other factors discussed under the caption “Item 1A. Risk Factors” in Fibrocell’s most recent Form 10-K filing, subsequent Form 10-Q filings and other current and period reports filed from time to time with the SEC. As a result, you are cautioned not to place undue reliance on any forward-looking statements. While Fibrocell may update certain forward-looking statements from time to time, Fibrocell specifically disclaims any obligation to do so, whether as a result of new information, future developments or otherwise.

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Investor & Media Relations Contact:
Karen Casey
484.713.6133
kcasey@fibrocell.com